Exhibit 99.1

Filed by Orrstown Financial Services, Inc. Commission
File No.: 001-34292

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

SVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Continued Earnings Improvement in the Third Quarter

and Fourth Quarter Dividend

Shippensburg, PA (October 29, 2009) – Orrstown Financial Services, Inc. (NASDAQ: ORRF) is pleased to announce net operating results for the third quarter and the nine months ended September 30, 2009.

Commenting on the third quarter results, Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “We continued the trend of consistent sequential quarter-over-quarter progress, and were extremely pleased with our steadily improving results and metrics. We increased net income by $426,000, or 12.33%, when comparing third quarter 2009 results to second quarter 2009 results. We also grew primary earnings per share from $.54 to $.61 and diluted earnings per share from $.51 to $.58 within the same time frame. Net interest income advanced 7.57% from $8,812,000 during the second quarter 2009 to $9,479,000 in the third quarter.

Net interest margin continued to increase, advancing six basis points, from 3.57% to 3.63%, following a 17 basis point increase the previous quarter. Return on assets improved 10 basis points to 1.36%, vs. the previous quarter, and return on equity grew 1.19% to 14.33% during that same period. In the third quarter we added $750,000 to our loan loss reserve due to continued loan growth and a continuation of our historical prudent approach. This raised our loan loss reserve to 0.92% of loans, up from 0.84% one year earlier. However, our ratio of non performing loans to average loans of 0.55% is still well below peers and demonstrates our continued focus on credit quality. The Company also demonstrated significant improvements in expense control, reflected by an efficiency ratio of 57.22% at the end of the third quarter compared to 62.64% at mid-year.”

Net income for the third quarter 2009 increased 22.7% to $3,880,000 from $3,163,000 during the same period last year. Primary earnings per share were $.61 for third quarter 2009 compared to $.49 per share for third quarter 2008. As a result of the Company’s continued robust growth, net interest income for the third quarter of 2009 was $9,479,000; an increase of 12.7% over the $8,408,000 realized during the same quarter in 2008. Non-interest income showed an increase of 17.9%, while non-interest expenses rose 10.0%.

During the third quarter of 2009, the net interest margin compressed 27 basis points, to 3.63%, versus third quarter 2008. This compares favorably, however, to the 3.57% net interest margin realized during the second quarter 2009. Balance sheet growth of 15.1% over last year resulted in total assets reaching $1.160 billion as of September 30, 2009.

Year over year comparisons also demonstrated solid progress. Net income for the nine months ended September 30, 2009 was $10,359,000, a 3.4% increase from the $10,016,000 earned during the nine months of 2008. Primary earnings per share increased from $1.56 during the first nine months of 2008 to $1.62 in 2009. Year-to-date net interest income for 2009 increased to $26,313,000 from $24,488,000, a 7.5% increase compared to the first nine months of 2008, despite the low interest rate environment. For the first nine months of 2009, the net interest margin compressed 40 basis points to 3.53%.

The Board of Directors approved the fourth quarter cash dividend of $.22 per share for shareholders of record on November 13, 2009. The dividend will be paid on November 25, 2009. For the full year, the Company’s cash dividend has increased 1.1% from $.87 per share to $.88 per share.

A summary of financial highlights follows:

For Quarter Ended:	September 30, 2009	September 30, 2008	% Change

Net Income	$3,880,000	$3,163,000	+22.7%

Primary Earnings Per Share	$.61	$.49	+24.5%

Diluted Earnings Per Share	$.58	$.46	+26.1%

Dividends Per Share	$.22	$.22	0.0%

Return on Average Assets	1.36%	1.31%

Return on Average Equity	14.33%	12.57%

Return on Average Tangible Assets (1)	1.40%	1.36%

Return on Average Tangible Equity (1)	18.01%	16.17%

For Nine Months Ended:	September 30, 2009	September 30, 2008	% Change

Net Income	$10,359,000	$10,016,000	+3.4%

Primary Earnings Per Share	$1.62	$1.56	+3.8%

Diluted Earnings Per Share	$1.54	$1.48	+4.1%

Dividends Per Share	$.66	$.65	+1.5%

Return on Average Assets	1.26%	1.44%

Return on Average Equity	13.13%	13.59%

Return on Average Tangible Assets (1)	1.30%	1.49%

Return on Average Tangible Equity (1)	16.60%	17.55%

Balance Sheet Highlights:	September 30, 2009	September 30, 2008	% Change

Assets	$1,159,996,000	$1,008,291,000	+15.0%

Loans, Gross	$867,435,000	$784,074,000	+10.6%

Deposits	$849,094,000	$708,802,000	+19.8%

Equity	$110,649,000	$101,176,000	+9.4%

Tangible Equity (1)	$89,649,000	$79,927,000	+12.2%

(1)	Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is return on average assets and return on average equity, which are calculated using GAAP-based amounts. The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average assets and equity. Management uses the return on average tangible assets and equity to assess the Companies core operating results and believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excluded goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average assets and equity to the return on average tangible assets and equity, respectively, is set forth below.

For Quarter Ended:	September 30, 2009	September 30, 2008
Return on Average Assets (GAAP basis)	1.36%	1.31%
Effect of excluding average intangible assets and related amortization	0.04%	0.05%
Return on Average Tangible Assets	1.40%	1.36%

Return on Average Equity (GAAP basis)	14.33%	12.57%
Effect of excluding average intangible assets and related amortization	3.68%	3.60%
Return on Average Tangible Equity	18.01%	16.17%

For Nine Months Ended:	September 30, 2009	September 30, 2008
Return on Average Assets (GAAP basis)	1.26%	1.44%
Effect of excluding average intangible assets and related amortization	0.04%	0.05%
Return on Average Tangible Assets	1.30%	1.49%

Return on Average Equity (GAAP basis)	13.13%	13.59%
Effect of excluding average intangible assets and related amortization	3.47%	3.96%
Return on Average Tangible Equity	16.60%	17.55%

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Capital Market under the symbol ORRF.

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

# # #